Exhibit 99.1

Contact:	Abaxis, Inc.	VCA Inc.
	Ross Taylor	Tom Fuller
	Vice President, Business Development	Chief Financial Officer and Vice President
	& Investor Relations	310-571-6500
510-675-6500
Lytham Partners, LLC
Joe Dorame, Robert Blum and Joe Diaz
602-889-9700

VCA Inc. to Acquire Reference Laboratory Division (AVRL) from Abaxis, Inc.

Union City, California – March 19, 2015 – Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, and VCA Inc. (NasdaqGS: WOOF), a leading animal healthcare company in the United States and Canada, today jointly announced Antech Diagnostics, Inc., VCA’s laboratory division, has agreed to acquire the assets of AVRL (Abaxis Veterinary Reference Laboratory) from Abaxis for $21 million in cash. The parties anticipate the transaction will close by the end of March. Abaxis, Inc. estimates that this activity will result in total pre-tax charges of approximately $10.0 to $12.0 million. This includes cash payments for employee-related costs, including costs for severance, contract termination and other associated costs, and a non-cash charge for the impairment of assets and other assets.

Through the sale of AVRL to Antech Diagnostics, Abaxis will be able to increase its focus on its core product offerings and bolster its co-marketing relationship with Antech Diagnostics. Representatives from Abaxis and Antech Diagnostics will continue to work together, in conjunction with our distribution partners, to market a complete diagnostic solution consisting of Abaxis point-of-care diagnostic products and Antech Diagnostic’s reference lab services.

Clint Severson, Chairman, President and Chief Executive Officer of Abaxis, said, "AVRL was an exciting venture for Abaxis, and we are pleased that we had the opportunity to enter the reference lab market. We are proud of our accomplishments with AVRL, and we thank the many loyal customers that used our service. This transaction will allow us to return our focus to our state of the art point-of-care analyzers and with our Antech relationship, now enhanced by distribution, to offer a complete laboratory solution to customers. Antech has a national network of laboratories and a strong technology platform and we believe our customers will be well served.”

Dr. Craig Tockman, Vice President of Sales and Marketing added, “The Abaxis – Antech co-marketing relationship has proven to be extremely effective for both companies, particularly in larger competitive accounts. Over the past year, and with the recent significant changes in the veterinary distribution landscape, this transaction strengthens the excellent partnership we have established by combining our joint marketing efforts with the relationships and capabilities of our distributors. Antech provides superior reference lab proximity and service, and we are proud to be their partner.”

Josh Drake, President of Antech commented, “We see great benefit in the relationship between two demonstrated leaders in veterinary diagnostics and this only strengthens the respective sales and marketing capabilities of Antech Diagnostics and Abaxis. We are confident that this relationship will further the goals of both companies in providing a complete diagnostic solution offered through our extensive distribution partners to the veterinary community. Abaxis has proven to be a great partner for us and we look forward to working with Abaxis for many years to come."

About Abaxis

Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs, which contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections, Parvovirus, Giardia, Lyme disease, Ehrlichia, Anaplasma, and FeLV-FIV. For more information, visit http://www.abaxis.com.

About VCA/Antech Diagnostics

VCA owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, is the largest provider of online communication, professional education and marketing solutions to the veterinary community, and supplies diagnostic imaging equipment to the veterinary industry. For further information on VCA, visit its website at www.vca.com.

Antech Diagnostic services more than 16,000 animal hospitals throughout North America through its network of more than 50 reference laboratories in the United States and Canada. Antech Diagnostic offers over 300 different tests in chemistry, pathology, endocrinology, serology, hematology, and microbiology and provides its clients with expert telemedicine with access to more than 400 board-certified specialists 24/7. For further information on Antech Diagnostics, visit its website at www.antechdiagnostics.com.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), including but not limited to statements related to the closing and timing of closing of the transaction, Abaxis' cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," "anticipates," or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in Abaxis' conference call may be affected by risks and uncertainties, including, but not limited to, those related to risks related to the transition of its U.S. medical sales to Abbott, potential excess inventory levels and inventory imbalances at the company's distributors, losses or system failures with respect to Abaxis' facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis' products and services, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis' intellectual property or claims of infringement of intellectual property asserted by third parties and risks related to condition of the United States economy. Readers should also refer to the section entitled "Risk Factors" in Abaxis' annual report on Form 10-K, recent quarterly reports on Form 10-Q and Abaxis' other periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.